Calculation of the Registration Fee

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Variable Denomination Floating Rate Demand Notes	$1,600,000,000	$174,560

(1)	The registrant has previously paid aggregate registration fees of $373,500 with respect to the Variable Denomination Floating Rate Demand Notes in connection with the filing of the prospectus supplement, dated June 18, 2018, related to the Registration Statement on Form S-3 (File No. 333-222676), initially filed with the Securities and Exchange Commission on January 24, 2018. As of the date hereof, $199,200 of these filing fees were unused, as they related to Variable Denomination Floating Rate Demand Notes that had not been sold to the public. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, these unused filing fees are being carried forward to offset the entire $174,560 due for this offering. The balance of the registration fee is $0.00.

PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated January 22, 2021)	Registration No. 333-252342

$3,000,000,000

Toyota Motor Credit Corporation

IncomeDriver NotesTM

Variable Denomination Floating Rate Demand Notes

The Toyota Motor Credit Corporation Variable Denomination Floating Rate Demand Notes, marketed and sold as the Toyota Financial Services “IncomeDriver Notes” (the “Notes”), are designed to provide investors with a convenient means of investing funds directly in Toyota Motor Credit Corporation (“TMCC”). Toyota Financial Services is a servicemark of TMCC. The Notes will have the following terms:

•  The Notes have no stated maturity.

•  The Notes are subject to repayment at an investor’s demand at any time.

•  The Notes are subject to redemption by TMCC at any time.

•  The Notes earn a floating rate of interest that is determined from time to time by TMCC in its sole discretion.

•  The initial interest rate applicable to the Notes and all subsequent changes to the interest rate will be disclosed in pricing supplements filed with the Securities and Exchange Commission.

•  Interest on the Notes will accrue and be compounded daily and be automatically reinvested on the last business day of each month.

•  The Notes are issuable in any amount, subject to a minimum initial investment for any one Note of $500 and a maximum outstanding investment for any one Note of $100,000,000.

•  The Notes will be unsecured unsubordinated obligations of TMCC.

•  The Notes are in book-entry form only.

The Notes are debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed by, Toyota Motor Corporation, Toyota Financial Services Corporation, or any of their affiliates. The Notes will have the benefit of a credit support agreement described in the accompanying prospectus. The Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. The Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

The Notes are offered on a continuous basis. The maximum aggregate principal amount of the Notes to be issued is equal to $3,000,000,000, less the principal amount of Notes issued prior to the date of this prospectus supplement, which amount may be increased from time to time by TMCC. The outstanding principal amount of the Notes will increase and decrease from time to time.

Investing in the Notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement and page 1 of the accompanying prospectus and, if applicable, any risk factors described in any documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the Notes.

You may invest in the Notes by completing the required enrollment form and by sending your investment by one of the methods described in this prospectus supplement under the heading “Description of the Notes—How to Make an Initial Investment.”

No commissions are payable by TMCC on sales of the Notes. TMCC reserves the right to withdraw, cancel or modify the offer to sell Notes at any time without notice. TMCC has the sole right to accept offers to purchase Notes and may reject, at its sole discretion, any proposed purchase of Notes in whole or in part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 22, 2021.

TM — IncomeDriver Notes is a trademark of TMCC.

TMCC has not authorized any person to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement or any free writing prospectus prepared by or on behalf of TMCC or to which TMCC has referred you. TMCC takes no responsibility for, and can provide no assurance as to, any other information. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and other information may have changed since those dates. TMCC is not making an offer to sell the Notes in any jurisdiction where the offer, solicitation or sale is not permitted.

TABLE OF CONTENTS

Prospectus Supplement

 In this prospectus supplement, unless otherwise indicated by the context, “TMCC” refers specifically to Toyota Motor Credit Corporation (excluding its subsidiaries) and “we,” “our” and “us” refer specifically to Toyota Motor Credit Corporation and its consolidated subsidiaries. TMCC is the issuer of all of the Notes offered under this prospectus supplement. TMCC is wholly-owned by Toyota Financial Services International Corporation, a California corporation, which is a wholly-owned subsidiary of Toyota Financial Services Corporation (“TFSC”), a Japanese corporation.  TFSC is a wholly-owned subsidiary of Toyota Motor Corporation (“TMC”), a Japanese corporation. TMCC’s website is http://www.toyotafinancial.com. The information on the website is not part of, or incorporated by reference into, this prospectus supplement or any applicable pricing supplement. IncomeDriver Notes is a trademark of TMCC.

S-i

Important Information

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The Notes are being offered only to individuals or entities with a valid Social Security number or U.S. Federal tax identification number and whose addresses are in the United States. An individual investor must also either be at least 18 years of age or must be the adult custodian for a minor under the Uniform Gifts/Transfers to Minors Act (UGMA/UTMA).

An investment in the Notes involves risks. Prospective investors should carefully review the risk factors, as well as the other information, contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should consult your own financial and legal advisers as to the risks involved in an investment in the Notes and whether an investment is suitable for you.

All of the money you invest will be used to purchase Notes for you. All interest earned on your Notes will be reinvested monthly. The Notes are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed by, TMC, TFSC, or any of their affiliates or of The Bank of New York Mellon (which acts as TMCC’s agent (in such capacity, the “Agent Bank”) in performing certain administrative services in connection with the IncomeDriver Notes program), the Trustee (as defined below) or any other entity.

The Notes are not a money market fund, which is typically a diversified fund consisting of short-term debt securities of many issuers. The Notes are not subject to the requirements of the Investment Company Act of 1940 (including those regarding diversification and quality of investments for money market funds) or the Employee Retirement Income Security Act of 1974, as amended. The Notes are not equivalent to a savings, deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance. The Notes are not transferable, assignable or negotiable (other than by operation of law), they are not listed on any securities exchange, and there is no secondary market for the Notes. As a result, there is no public market valuation for the Notes.

Forward-Looking Statements

Certain statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, our performance and results may differ materially from those described or implied by such forward-looking statements. Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “should,” “intend,” “will,” “may” or words or phrases of similar meaning are intended to identify forward-looking statements. We caution that the forward-looking statements involve known and unknown risks, uncertainties and other important factors, such as the following, that may cause actual results to differ materially from those stated:

•	Risks related to health epidemics and other outbreaks;

•	Changes in general business, economic, and geopolitical conditions, including trade policy, as well as in consumer demand and the competitive environment in the automotive markets in the United States;

•	Availability and cost of financing;

•	A decline in Toyota Motor North America, Inc. (“TMNA”) or Mazda Motor of North America, Inc. (“Mazda”) sales volume and the level of TMNA or Mazda sponsored subvention, cash, and contractual residual value support incentive programs;

S-ii

•	Natural disasters, changes in fuel prices, manufacturing disruptions and production suspensions vehicles and related parts supply;

•	Changes in consumer behavior;

•	Recalls announced by TMNA and Mazda and the perceived quality of Toyota Lexus, and Mazda vehicles;

•	Increased competition from other financial institutions seeking to increase their auto finance market share;

•	Failure or interruption in our operations, including our communications and information systems, or as a result of our failure to retain existing or to attract new key personnel;

•	Increased cost, credit and operating risk exposure, or our failure to realize the anticipated benefits, from our private label financial services to third-party automotive and mobility companies, including Mazda;

•	Changes in our credit ratings and those of our ultimate parent, TMC;

•	Changes in our financial position and liquidity, or changes or disruptions in our funding sources or access to the global capital markets;

•	Revisions to the estimates and assumptions for our allowance for credit losses;

•	Flaws in the design, implementation and use of quantitative models and revisions to the estimates and assumptions that are used to determine the value of certain assets;

•	Fluctuations in the value of our investment securities or market prices;

•	Changes in prices of used vehicles and their effect on residual values of our off-lease vehicles and return rates;

•	Failure of our customers or dealers to meet the terms of any contract with us, or otherwise perform as agreed;

•	Fluctuations in interest rates and foreign currency exchange rates;

•	Failure or changes in commercial soundness of our counterparties and other financial institutions;

•	Insufficient establishment of reserves, or the failure of a reinsurer to meet its obligations, in our insurance operations;

•	Changes to existing, or adoption of new, accounting standards;

•	A security breach or a cyber-attack;

•	Failure to maintain compliant enterprise data practices, including the collection, use, sharing, and security of personally identifiable and financial information of our customers and employees;

•	Compliance with current laws and regulations or becoming subject to more stringent laws, regulatory requirements and regulatory scrutiny;

•	Changes in the economies and applicable laws in the states where we have concentration risk; and

•	Other risks and uncertainties under “Risk Factors” in this prospectus supplement and our incorporated documents.

Forward-looking statements speak only as of the date they are made. TMCC will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.

S-iii

Summary

Issuer	Toyota Motor Credit Corporation

Title of Securities	Variable Denomination Floating Rate Demand Notes, marketed and sold as Toyota Financial Services “IncomeDriver Notes.”

Amount	Up to $3,000,000,000 aggregate principal amount, less the principal amount of Notes issued prior to the date of this prospectus supplement.

Minimum Initial Investment	$500

Minimum Outstanding Investment	$250

Maximum Total Investment	The total maximum outstanding investment for any one Note shall not exceed $100,000,000 at any time. See “Description of the Notes—Maximum Outstanding Investment.”

Investment Eligibility Criteria	The Notes are being offered only to individuals or entities with a valid Social Security number or U.S. Federal tax identification number and whose addresses are in the United States. An individual investor must also either be at least 18 years of age or must be the adult custodian for a minor under the Uniform Gifts/Transfers to Minors Act (UGMA/UTMA).

Investment Options	ACH Investment—see page S-6. Wire Investment—see page S-6. Automatic Monthly Investment—see page S-7.
Redemption Options	ACH Redemption—see page S-8. Wire Redemption—see page S-8. Automatic Monthly Redemption—see page S-8.
Status and Ranking

The Notes are unsecured general obligations of TMCC and rank equally with its other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed by, TMC, TFSC, or any of their affiliates or The Bank of New York Mellon (which acts as the Agent Bank for the Notes), the Trustee (as defined below) or any other entity.

The Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. The Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

Maturity	The Notes have no stated maturity and are redeemable on your demand.

Interest	The Notes will bear interest at a floating rate per annum that is determined from time to time by TMCC in its sole discretion. Interest payable on the Notes accrues and is compounded daily and will be credited to your Notes on the last business day of each calendar month and will be automatically reinvested. See “Description of the Notes—Interest.”

Principal	The principal amount of your Notes will equal all of your investments and reinvested interest less redemptions and fees, if any.

Fees	Fees may be assessed for wire transactions, statement and 1099 copy requests and other special services. See page S-10.

Form of Notes	The Notes are offered in the United States by prospectus only. The Notes are in book-entry form.

Optional Redemption by TMCC	The Notes may be redeemed by TMCC at any time in its discretion. See “Description of the Notes—Optional Redemption by TMCC.”

IncomeDriver Notes Website	Enrollment in the Toyota Financial Services IncomeDriver Notes program and many of the other actions in connection with your investment in the Notes may be transacted through the IncomeDriver Notes website at www.incomedrivernotes.com or by calling our call center at (844) 464-4673. If your request cannot be initiated through the IncomeDriver Notes website or by phone, the IncomeDriver Notes website or our call center will provide you with or refer you to the necessary documents and instructions. None of the information contained at any time on the IncomeDriver Notes website is incorporated by reference into this prospectus supplement or the accompanying prospectus.

Tax Status	Interest credited to each of the Notes will be reported as taxable income for Federal tax purposes. Backup withholding may apply to certain persons. See “Description of the Notes—Taxes.”

Agent Bank	The Bank of New York Mellon (in such capacity, the “Agent Bank”)

Trustee	The Bank of New York Mellon Trust Company, N.A.

Accommodating Broker-Dealer	Toyota Financial Services Securities USA Corporation

Risk Factors	An investment in the Notes involves risks. You should carefully consider these risks before making a decision to invest in the Notes. Please see the “Risk Factors” section beginning on page S-3 of this prospectus supplement.

Rating	TMCC has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

Risk Factors

Investing in the Notes involves risks, including the risks described in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the Notes, including the risk factors set forth in Part I, Item 1A of TMCC’s most recent Annual Report on Form 10-K, Part II, Item 1A of TMCC’s most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Information Filed with the SEC” in the accompanying prospectus. The risks described below are intended to highlight risks that are specific to the Notes, but are not the only risks that we face. Additional risks, including those generally affecting our business and the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies in our industry, may also impair our business, the value of your investment and our ability to pay interest on or redeem the Notes.

Risks Related to the Notes

The interest rate paid on the Notes may not bear any relation to the investment risk.

The Notes bear interest at a floating rate determined from time to time by TMCC in its sole discretion and may not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition or prevailing interest rates and may not compensate you for any increase in credit risk of investment in the Notes. Moreover, TMCC may establish different interest rates applicable to different Notes in its sole discretion at any time. The interest paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time.

The Notes are not a money market fund or other type of diversified investment.

The Notes are not a money market fund, which is typically a diversified fund consisting of short-term debt securities of many companies. Because the Notes are unsecured debt securities issued by a single issuer, you will not have the benefits of diversification offered by money market mutual funds or other investment companies. The Notes are also not subject to the requirements of the Investment Company Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended, including requirements relating to the diversification and quality of investments.

The Notes are not equivalent to a deposit or other bank account, and investments in the Notes are not insured by the Federal Deposit Insurance Corporation or any other source. The Notes are not a brokerage account.

An investment in the Notes does not create a savings, deposit or other bank account or depositor relationship between you and TMCC or you and the Agent Bank. The Notes are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance. The Notes are also not a brokerage account with Toyota Financial Services Securities USA Corporation or any other broker-dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investor Protection Act of 1970.

TMCC is the sole obligor on the Notes.

The Notes are debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed by, TMC, TFSC, or any of their affiliates. The Notes will have the benefit of credit support agreements described in the accompanying prospectus. If TMCC’s assets (after giving effect to any payments to TMCC under the support agreement) are insufficient to pay the principal of and interest on the Notes, you could lose some or all of your investment. No private or government source guarantees the return of your investment in the event of a failure of TMCC to repay your investment. The Notes are not obligations of or guaranteed, endorsed or insured by any of TMCC’s subsidiaries, TMC, TFSC, or any of their affiliates, the Agent Bank, the Trustee or any other entity.

The Notes are not transferrable.

You may redeem your investment in the Notes at any time in whole or in part as described in this prospectus supplement. However, you cannot transfer your investment in the Notes to someone else. As a result, no secondary market for the Notes currently exists or will ever exist, and, consequently, there is no public market valuation of the Notes to assist investors in evaluating the Notes or their yield.

About Toyota Motor Credit Corporation

Toyota Motor Credit Corporation along with its consolidated subsidiaries provides a variety of finance and insurance products, including retail financing, leasing, dealer financing, insurance products and services to vehicle dealers and their customers.  TMCC is an indirect wholly-owned subsidiary of Toyota Motor Corporation of Japan.

TMCC was incorporated in California in 1982 and commenced operations in 1983. TMCC’s principal executive offices are located at 6565 Headquarters Drive, Plano, Texas 75024, and its telephone number is (469) 486-9300.

If you want to find out more information about us, please see the sections in the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

Use of Proceeds

TMCC intends to use the net proceeds from the sale of the Notes for general corporate purposes, including the purchase of earning assets and the retirement of debt. TMCC may use the net proceeds initially to reduce short-term borrowings or invest in short-term obligations.

Description of the Notes

The following description of the terms of the Notes and the Indenture (as defined below) is in addition to, and if and to the extent inconsistent, replaces, the description and general terms of the debt securities under “Description of Debt Securities” in the accompanying prospectus.

General

TMCC will issue the Notes as a series of debt securities (designated IncomeDriver Notes) under an indenture, dated as of August 1, 1991, as amended and supplemented by a first supplemental indenture, dated as of October 1, 1991, a second supplemental indenture, dated as of March 31, 2004, and a third supplemental indenture, dated as of March 8, 2011 (together, the “Indenture”). Under the Indenture, TMCC has appointed The Bank of New York Mellon Trust Company, N.A. and Deutsche Bank Trust Company Americas as trustees under the Indenture. The Bank of New York Mellon Trust Company, N.A. will act as trustee for the Notes (the “Trustee”). The following is a summary of certain provisions of the Notes and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Notes. References to particular sections or defined terms of the Indenture are meant to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture is an exhibit to the registration statement which includes the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

The Notes will be unsecured general obligations of TMCC and will rank equally with its other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed by, TMC, TFSC, or any of their affiliates. The Notes will have the benefit of a credit support agreement described in the accompanying prospectus.

The Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. The Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

The Notes will be issuable in any amount, subject to the minimums and maximums described below under “—How to Make an Initial Investment— Minimum Outstanding Investment” and “— Maximum Outstanding Investment”, and will mature upon your demand or upon our redemption of the Notes. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part.

All of the money you invest must be made in U.S. dollars and will be used to purchase Notes for you. Your investments in the Notes and interest thereon will be recorded on a register maintained by The Bank of New York Mellon, the Agent Bank. The Notes will be issued in uncertificated form, and you will not receive any certificate or other instrument evidencing our indebtedness. The principal amount of your Notes will be equal to all of your investments in the Notes, plus reinvested interest, less redemptions and fees, if any. Accrued interest is available to you for redemption as principal when it is reinvested on the last business day of each month. For purposes of the Notes, a “business day” means any day other than Saturday, Sunday or any other day on which banks are authorized or required by federal, Pennsylvania, New York or Texas law, regulation or executive order to close.

Electronic statements will be made available to you on the IncomeDriver Notes website at www.incomedrivernotes.com at least quarterly, showing a summary of all the transactions made in the Notes during the previous period, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. Investors may request to receive paper statements to be mailed on a quarterly basis. Investors may also call toll free at (844) 464-4673 to obtain current information about their investment in the Notes.

TMCC has no right of set-off against any Note for indebtedness not related to such Note. TMCC shall have the right to deduct from the principal amount of a Note any amounts invested by us in error in such Note. In addition, we may, in our sole discretion, put a block on your Notes in connection with an Internal Revenue Service notice, court order or pursuant to any other legal or governmental action or requirement.

Notes that are not accessed within statutorily specified time periods may be subject to applicable state laws regarding escheat (or forfeiture) to the state government of unclaimed Notes.

Eligible Investors

The Notes are being offered only to individuals or entities with a valid Social Security number or U.S. Federal tax identification number and whose addresses are in the United States (each an “Eligible Investor” and collectively the “investors”). An individual investor must also either be 18 years of age or older or must be the adult custodian for a minor under the Uniform Gifts/Transfers to Minors Act (UGMA/UTMA). When you enroll in the Toyota Financial Services IncomeDriver Notes program, you will be asked to provide certain information, including the name(s), address(es) and tax identification or Social Security number(s) and, in the case of natural persons, date(s) of birth of the registered owner(s) of each Note. In addition, investors may be required to provide certain other information as required by applicable law.

Investments in the Notes may be made individually, jointly, by corporations, by partnerships, by limited liability companies, by firms, by associations or as custodial or trust investments. For any Note jointly owned by two or more Eligible Investors: (i) such Note will be deemed to be owned by such investors as joint tenants with right of survivorship, meaning that if one Note owner dies, such Note will belong to the survivor(s); and (ii) each Note owner may act individually and independently of the other Note owners to make a redemption or investment transaction with respect to such Note. There may not be more than three joint owners of a Note.

Interest

The Notes will bear interest at a floating rate per annum that is determined from time to time by TMCC in its sole discretion. Rates may vary by an investor’s principal amount of Notes or other factors as determined by

TMCC. Interest on the Notes accrues in accordance with the provisions governing the different methods of investing in Notes, as described below under “How to Make Additional Investments.” Interest on the Notes is compounded daily, at the rate in effect each day, based on a 365/366-day year. Interest payable on the Notes accrues daily and will be credited to your Notes on the last business day of each calendar month and will be automatically reinvested.

For information on the current interest rate being paid on the Notes, you may access the IncomeDriver Notes website at www.incomedrivernotes.com or contact us at (844) 464-4673.

How to Make an Initial Investment

To make an initial investment, after reading this entire prospectus supplement and the accompanying prospectus, you must submit an enrollment form online at the IncomeDriver Notes website at www.incomedrivernotes.com. Please refer to the IncomeDriver Notes website for instructions, requirements and guidelines with respect to online enrollment and initial investments. Certain eligibility rules apply. You will be required to read and accept the Terms of Use before submitting your enrollment form online.

Currently, the minimum initial investment is $500. Your initial investment will be made using an ACH transfer from a U.S. bank account you have successfully linked during the online enrollment process. You must verify your ownership of the linked U.S. bank account by completing the bank account verification process online. Funds received as part of your initial investment cannot be redeemed until three business days after such amounts are credited. You may not make an initial investment by wire transfer or by using cash or a check.

How to Make Additional Investments

After your initial investment in the Notes, you may make additional investments at any time, without charge to you, by the methods described below or by such other means as TMCC from time to time determines. You may not make additional investment by using cash or a check. There is no minimum amount which you may invest after your initial investment.

BY ACH INVESTMENT. You may use the IncomeDriver Notes website or call us at (844) 464-4673 at any time to withdraw any amount of funds from your linked U.S. bank account to invest in the Notes through an ACH transfer. You may also set up automatic recurring ACH investment transactions from a linked U.S. bank account. See “—BY AUTOMATIC MONTHLY INVESTMENT.” If you set up automatic recurring ACH investment transactions, the Agent Bank will prepare automatic electronic transfers using the transfer dates each month for the amount authorized and on the business day you have requested. If an automatic transfer day falls on a day that is not a business day, the transfer will be initiated on the next business day; provided, however, if an ACH automatic investment is set for the last weekend of a month, the investment will be made on the last business day of that month. Investments made by ACH transfer are invested in your Notes and begin to accrue interest on the same day your money is credited. In the case of a one-time transfer, the Agent Bank will prepare an electronic transfer for the amount authorized and on the business day you have requested. One-time ACH investment requests made prior to 7:30 a.m. Central Time generally will be posted to the Note on the next business day and requests made at or after 7:30 a.m. Central Time generally will be posted two business days following the request. Investments made by ACH cannot be redeemed until three business days after such amounts are credited to the Notes. You may change or terminate any automatic investments at any time. You can confirm the date your investment was made by accessing the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. We charge no fees for the receipt of ACH transfers; however, your commercial bank or financial institution may charge you a fee if you make an investment by ACH transfer.

BY WIRE INVESTMENT. You may make additional investments by wire transfer. The wire transfer must include the information provided by the Agent Bank and come from a bank account in your name. Wires may only be originated from a bank located in the U.S. and must be payable in U.S. dollars. Your investment will be credited and you will begin earning interest on the same business day the wire is received provided that the funds have been received by 1:00 p.m. Central Time. Funds received at or after 1:00 p.m. Central Time are invested and begin to accrue interest on the next business day. Investments made by wire are available for redemption beginning the day such investments are credited to the Notes. Investments by wire transfer may incur a charge from your bank or financial institution. See “—Fees.” Neither TMCC nor the Agent Bank is responsible for delays in acting on your request for authorization to make a wire transfer or in the transfer and wiring of funds. You can confirm the date your investment was made by accessing the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. If for any reason your wire request is declined, the Agent Bank will advise you of that fact and give you instructions for how to make the additional investment through the ACH process.

BY AUTOMATIC MONTHLY INVESTMENT. You may select to make additional investments via ACH on a monthly basis in a specified amount. Automatic monthly investments may not be made by wire transfer. If you set up automatic recurring ACH investment transactions, the Agent Bank will prepare automatic electronic transfers using the transfer dates each month for the amount authorized and on the business day you have requested. If an automatic transfer day falls on a day that is not a business day, the transfer will be initiated on the next business day; provided, however, if an ACH automatic investment is set for the last weekend of a month, the investment will be made on the last business day of that month. Investments made by ACH transfer are invested in your Notes and begin to accrue interest on the same day your money is credited. Investments made by ACH cannot be redeemed until three business days after such amounts are credited to the Notes. You may request, modify or terminate the Automatic Monthly Investment Option through the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 434-4673. Such notice is effective as soon as practicable after receipt by the Agent Bank. You can confirm the date your investment was made by accessing the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. We charge no fees for the receipt of ACH transfers; however, your commercial bank or financial institution may charge you a fee if you make an investment by ACH transfer.

Minimum Outstanding Investment

While the minimum initial investment is $500, TMCC has established a minimum outstanding investment for any one Note of $250. If the amount of your outstanding investment at month end is less than the minimum for three consecutive months, we may notify you in writing that we intend to redeem your investment. If we redeem your investment, the principal amount of your Note, including accrued and unpaid interest less any tax withholding, if applicable, and any other applicable fees, will be remitted to you using the information on file for your Note. Interest on the redeemed Notes accrues to, but does not include, the effective date of the redemption. The minimum required investment balance is subject to change at TMCC’s discretion without prior notice to investors.

Maximum Outstanding Investment

TMCC has established a maximum outstanding investment for any one Note of $100,000,000. If the amount of your Note exceeds the maximum, we may notify you in writing that we may redeem the amount of your investment in excess of $100,000,000. If we elect to make such a redemption, we will cause the Agent Bank to remit the excess, less any tax withholding, if applicable, and any applicable fees, to you using the information on file for your Note. Interest on the redeemed amount accrues to, but does not include, the effective date of the redemption. The maximum outstanding investment for any one Note is subject to change at the discretion of TMCC without prior notice to investors.

How to Redeem

You may redeem all or any part of your Notes at any time by following the procedures described below. Interest on redeemed investments will accrue to, but not including, the redemption date. We may also offer other methods of redemption from time to time, at our option. There is no minimum amount which you may redeem. However, if your investment balance in the Notes at month end is less than $250, for three consecutive months, we may notify you in writing that we intend to redeem your investment. See “— Minimum Outstanding Investment.”

CLOSING YOUR NOTE. You may at any time close your Note and redeem the entire balance of principal and interest by calling us at (844) 464-4673 or sending a written request. Your Notes will be closed and the principal amount of your Notes, including accrued and unpaid interest less any tax withholding, if applicable, and any other applicable fees, will be remitted to you using the information on file for your Note.

If we redeem your investment, the principal amount of your Note, including accrued and unpaid interest, less any tax withholding, if applicable, and any other applicable fees, will be remitted to you using the information on file for your Note.

ACH REDEMPTION. You may redeem a portion of your Notes and have the proceeds transferred to your linked U.S. bank account through an ACH transfer. To make such redemption, you may use the IncomeDriver Notes website at www.incomedrivernotes.com or call us at (844) 464-4673. Funds from redemption requests received before 7:30 a.m. Central Time generally will be received two business days later. Funds from redemption requests received at or after 7:30a.m. Central Time generally will be received three business days later. Interest will accrue on your Notes to, but not including, the business day on which the redemption proceeds are transferred.

WIRE REDEMPTION. You may redeem a portion of your Notes and have the proceeds sent to you by wire transfer. Redemptions made by wire transfer are subject to a $1,000 minimum. Wires may only be sent to your linked U.S. bank account. A wire transfer will generally be sent by 1:00 p.m. Central Time the next business day after the initial request is received. Redemptions by wire transfer will incur a processing charge and may also incur an additional charge from your bank or financial institution. See “—Fees.” Neither TMCC nor the Agent Bank is responsible for delays in acting on your request for authorization to make a wire transfer or in the transfer and wiring of funds. You can confirm the status of your redemption request by accessing the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. If your wire transfer request is declined for any reason, the Agent Bank will advise you of that fact and give you instructions for how to make the redemption through the ACH process.

AUTOMATIC MONTHLY ACH REDEMPTION. You may select to automatically redeem, on a monthly basis, a specified principal amount of your Notes. Automatic monthly redemptions may not be made by wire transfer. If you select the automatic monthly redemption option, the Agent Bank will establish as the redemption date the last business day of the month. With respect to such automatic monthly redemptions, the funds will settle on the last business day of the month. On the established redemption date, the Agent Bank will redeem your Notes by an amount equal to the redemption amount that you have specified. The Agent Bank will send, via ACH transfer, the funds to your linked U.S. bank account.

You may request, modify or terminate the automatic monthly redemption option through the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. Such notice is effective as soon as practicable after receipt by the Agent Bank. You can confirm the date your Notes were redeemed by accessing the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. We charge no fees for sending ACH transfers; however, your commercial bank or financial institution may charge you a fee if you receive redemption proceeds by ACH transfer.

Optional Redemption by TMCC

We may redeem, in our discretion, any particular Note that maintains a principal amount of less than $250 for a period consisting of the three consecutive months immediately following the month in which the principal amount of the Note is below $250 as of the last day of the month. The first month your Note is below the required minimum, you will be sent a notice informing you that your Note will be redeemed at the end of the third month. Unless you have brought your Note above the required minimum, your Note will automatically be redeemed at the end of the third month.

We may redeem, in our discretion, the portion of a particular Note that exceeds $100,000,000.

In addition, we may also redeem, at any time at our option, the Notes of any investor who is not or is no longer eligible to invest in the Notes as we determine in our sole judgment and discretion.

Further, we may redeem the entire amount of, or any portion of, all of the outstanding Notes in our sole judgment and discretion. Any such partial redemption of outstanding Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by us.

In each of the redemption transactions described above, we will remit a payment to you based on the information we have on file for your note in an amount equal to the principal amount of your Note, including accrued and unpaid interest less any tax withholding, if applicable, and any other applicable fees. Interest on the redeemed Notes accrues to, but does not include, the effective date of the redemption.

Investor Statements and Access to Information

Electronic statements will be made available to you on the IncomeDriver Notes website at www.incomedrivernotes.com at least quarterly, showing a summary of all the transactions made in the Notes during the previous period, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. Investors may request to receive paper statements to be mailed on a quarterly basis.

Investors may access their information at the IncomeDriver Notes website at www.incomedrivernotes.com. This website will allow investors to:

•	enroll in the Toyota Financial Services IncomeDriver Notes program;

•	access note and activity information;

•	obtain forms to update their profile;

•	update their address;

•	re-order statements or 1099INTs;

•	access thirty-six (36) months of transaction history;

•	access funds transfer screens to allow online initiation of funds transfers;

•	access eStatements; and

•	set up notifications of transaction activity.

The Agent Bank will also provide investors 24/7 access, including holidays but excluding down time for maintenance of the IncomeDriver Notes website or automated phone system, to the following information at (844) 464-4673:

•	Opening balance

•	Current available balance

•	Current interest rate

•	Recent transaction history

•	Reorder statements

•	Reorder 1099s

•	ACH transaction origination

You can also obtain current information about the Notes by calling (844) 464-4673. We will only furnish information to you by telephone if you have specified the name, address and Social Security number or U.S. Federal tax identification number associated with the Notes about which you are calling.

Enrollment in the Toyota Financial Services IncomeDriver Notes program and many of the other actions in connection with your account may be transacted through the IncomeDriver Notes website at www.incomedrivernotes.com or by calling us at (844) 464-4673. Certain transaction requests may require additional documentation. For these transactions, the website or the Agent Bank will provide you with the necessary documents and instructions.

Requirement to Keep Your Information Current and Review Note Activity

You must promptly provide written notice of any change in your address. A change of address form may be obtained by accessing the IncomeDriver Notes website at www.incomedrivernotes.com or by contacting the Agent Bank at (844) 464-4673. The notice will be effective as soon as practicable after receipt thereof.

You are responsible for examining each statement or confirmation mailed or otherwise made available to you promptly to determine the accuracy of all redemptions and investments made to your Notes.

Fees

There are no maintenance fees with respect to your investment in the Notes. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by wire transfer.

Subject to revision at TMCC’s discretion, the following fee schedule applies:

Duplicate Statement	$ 15.00
Duplicate 1099	$ 10.00
Domestic Wire Redemption Fee	$ 11.00

As incurred, fees will be promptly debited directly from your investment balance as a partial redemption of your Notes.

Rights May Not Be Assigned, Transferred or Pledged

Except for redemptions, and except for the right to debit amounts credited in error to investment balances, there is no provision in the Indenture or in our arrangements with the Agent Bank under which any person has or may create any lien on amounts credited to your investment balance in the Notes. You may not assign, transfer or pledge rights under the Notes, except upon redemption.

Termination, Suspension or Modification of the Toyota Financial Services IncomeDriver Notes Program

We expect that you will be able to invest in the Notes for the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Toyota Financial Services IncomeDriver Notes program in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new investments in the Notes. We reserve the right to modify, suspend or terminate any of the investment options and redemption options described under “Description of the Notes—How to Make Additional Investments” and “—How to Redeem.” No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem Notes together with accrued and unpaid interest in accordance with the terms in effect prior to the effective date of such termination, modification or suspension. Such communication shall be deemed to have been provided to investors if a description of the termination, modification or suspension is available to investors on the SEC’s Electronic Data Gathering, Analysis, and Retrieval System at www.sec.gov/edgar or on the IncomeDriver Notes website at www.incomedrivernotes.com. No such termination or modification of the Toyota Financial Services IncomeDriver Notes program or suspension or any provision in the Toyota Financial Services IncomeDriver Notes program may diminish the principal of any Note or unpaid interest on any Note. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee.

Limitation of Liability

In no event shall TMCC or the Agent Bank be liable to you for any indirect, incidental, special, consequential, exemplary, or punitive damages, government fines or penalties, attorneys’ fees or amounts for loss of income, profits or savings arising out of a delay or failure to process any transaction or your failure to promptly report to the Agent Bank any other error on your statement. TMCC shall have all the rights of a “drawee” under the New York Uniform Commercial Code.

Neither TMCC nor the Agent Bank shall be liable for any loss or expense to you arising out of a delay or failure to process any transaction if the delay or failure is the result of an event or occurrence beyond the reasonable control of TMCC or the Agent Bank, as the case may be, and without its fault or negligence, including, but not limited to, acts of God, actions by any governmental authority, strikes, fires, floods, windstorms, explosions, riots, natural disasters, or a material adverse change in conditions caused by acts of terrorism or war (whether or not declared) which impairs TMCC’s or the Agent Bank’s, as the case may be, ability to process any transaction. In addition, neither TMCC nor the Agent Bank will have any obligation to contest any legal proceeding brought against a Note by any third party nor be liable for any payment of redemption proceeds from a Note to anyone other than the registered owner as a result of a legal proceeding or governmental action.

Dispute Resolution

By investing in Notes you agree that any dispute or controversy between you and TMCC shall be subject to, and shall be exclusively submitted to, binding arbitration under the Consumer Arbitration Rules of the American Arbitration Association. Arbitration is final and binding on the parties. By choosing arbitration, you and TMCC are each agreeing to waive its right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different from court proceedings. Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate. The foregoing provisions of this paragraph shall not (a) affect or impair your right to receive the payment of the principal of and interest on your Notes on or after the respective due dates therefor, or to institute suit for the enforcement of any such payment on or after the respective due dates, or (b) apply to the Trustee.

Agent Bank

The Bank of New York Mellon is the Agent Bank for the Notes. The Bank of New York Mellon performs these services under the terms of a Demand Notes Program Services Agreement with TMCC (the “Services Agreement”). Services to be provided under the Services Agreement include:

•	opening and closing of Notes;

•	maintenance of records of investments in, and redemptions of, the Notes by investors;

•	receipt of investment and redemption requests;

•	receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

•	sending notices of redemption upon a redemption at the option of TMCC;

•	transaction processing and sub-accounting;

•	preparation of investment statements and other correspondence to investors;

•	investor servicing via live call center agents and a 24/7 Interactive Voice Response unit;

•	hosting of investor-facing IncomeDriver Notes website allowing online enrollment and management of Notes, including funds transfer capabilities;

•	maintenance of records of the investment balance in the Notes, accrual of interest, and payment and reinvestment of interest; and

•	tax reporting and filing with the proper authorities.

TMCC pays the Agent Bank an administrative fee for these services. Under the terms of the Services Agreement (i) the services provided thereunder (the “Services”) are provided only to TMCC, (ii) the Agent Bank has limited liability, (iii) the Agent Bank is indemnified by TMCC with respect to losses arising from claims made by third parties as a result of the Agent Bank’s performance of the Services in good faith and without negligence, and (iv) no other person acquires or has any right under or by virtue of the Services Agreement.

The Trustee

The Indenture contains certain limitations on the right of the Trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of ours.

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. TMCC and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon, an affiliate of the Trustee, or its affiliates. An affiliate of the Trustee acts as the Agent Bank. The Bank of New York Mellon Trust Company, N.A. or its affiliates also serve, and may serve in the future, as trustee or agent under other indentures and agreements pursuant to which securities of TMCC and of certain of its affiliates are outstanding.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. Federal income tax consequences to you if you invest in the Notes. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary.

The discussion addresses only income tax consequences to you if you are an individual that is a citizen or resident of the United States for Federal income tax purposes and are investing in Notes as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code) pursuant to this offering, in which case, the Notes cannot be sold, assigned or transferred. This discussion does not purport to address all aspects of U.S. federal income taxation, such as the Medicare net investment income tax under Section 1411 of Internal Revenue Code. In addition, the discussion is included for general information only and may not be applicable to you depending on your particular situation or personal investment circumstances, such as, for example, if you are liable for the alternative minimum tax, are a securities dealer or trader, hold a Note as a position in a “straddle” or as part of a synthetic security or “hedge” or if you have a “functional currency” other than the U.S. dollar. You should consult your own tax adviser concerning the application of U.S. Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

The Notes are not qualified under Section 401(a) of the Internal Revenue Code. TMCC will take the position, and by agreeing to purchase a Note, you hereby agree to take the position, that the Notes are variable rate debt instruments for which the interest rate determined by TMCC will be set so that the fair market value of the Notes upon an interest rate change will equal the principal amount of such Notes. All interest credited to your Notes in any taxable year are expected to be taxable interest income to you in the year in which such interest is accrued or received (in accordance with the holder’s method of tax accounting), regardless of whether such interest is reinvested. Early in each year the Agent Bank will provide to you the full amount reportable as taxable income for the previous year. The Agent Bank also will file tax information returns as required by law. Backup withholding may apply to you if you fail to comply with applicable tax identification requirements. Interest credited to the Notes also may be subject to state and local income taxes. State and local income taxes and related tax reporting also may be applicable.

No rulings from the IRS have or will be sought with respect to the matters discussed above. There can be no assurance that the IRS will not take a different position concerning the tax consequences of an investment in the Notes. It is possible that the IRS could assert that the Notes should be treated as “contingent payment debt instruments” or subject to some other method of taxation, which could cause the timing, amount and character of income includible by you to differ from the description above. Investors are individually responsible for complying with applicable Federal, state and local tax laws and should consult their individual tax advisors regarding any specific questions.

Plan of Distribution

In certain jurisdictions, the Notes are being offered on a continuous basis for sale by TMCC on its own behalf directly to Eligible Investors. The Notes are being offered only to individuals or entities with a valid Social Security number or U.S. Federal tax identification number and whose addresses are in the United States. An individual investor must also either be at least 18 years of age or must be the adult custodian for a minor under the Uniform Gifts/Transfers to Minors Act (UGMA/UTMA).

We have engaged Toyota Financial Services Securities USA Corporation (“TFSS USA”) to assist us with the offering of the Notes as an accommodating broker in states where applicable securities laws require such offerings to be made by a registered broker-dealer. TFSS USA is not underwriting the Notes, has no obligation to purchase any Notes and is not obligated to find or qualify purchasers of the Notes. TFSS USA has not prepared a report or opinion constituting recommendations or advice to us in connection with the Notes. In addition, TFSS USA does not make any recommendations as to whether any investor should purchase the Notes. No commissions will be paid to TFSS USA. We will pay TFSS USA an annual administrative fee of $50,000 for its services with respect to the Notes. TMCC may also from time to time designate other agents through whom Notes may be offered. Such agents shall receive no commissions but shall be reimbursed for certain expenses incurred in connection with such efforts.

We reserve the right to withdraw, cancel or modify the offer to sell Notes at any time without notice. We have the sole right to accept offers to purchase Notes and may reject, at our sole discretion, any proposed purchase of Notes in whole or in part.

The Notes are not and will not be listed on any securities exchange and there is no secondary market for them.

Conflicts of Interest

TFSS USA, an affiliate of TMCC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The principal business of TFSS USA is to sell debt securities of its affiliates, including those of TMCC. Because TFSS USA is an affiliate of TMCC, TFSS USA may be deemed to have a “conflict of interest” with TMCC pursuant to FINRA Rule 5121. Accordingly, any offering of Notes under this prospectus supplement in which TFSS USA participates will be made in compliance with the applicable rules and requirements of FINRA, including FINRA Rule 5121.

Validity of the Notes

Mayer Brown LLP will pass upon the validity of the Notes offered by this prospectus supplement for TMCC.